Exhibit 10.9

                                          Loan Agreement

Party A (Debtor):  Wen County Keyuan Seed Research Institute
Legal Person Representative: Heping Cao
Party B (Creditor): Jiaozuo City Yida Vegetable Oil Co., Ltd.
Legal Person Representative； Hexi Feng

Based upon friendly negotiation between Party A and Party B, Party B agrees to make loans to Party A. A loan agreement (the “Agreement”) is entered to confirm respective responsibilities of each party, and both parties agree to be bound thereby in accordance with their own credit.

1.
Party A shall receive from Party B a non-interest bearing loan of RMB 3,500,000 for the purposes of providing working capital for Party A’s seed cultivation. Within the following three years, Party B shall have the right of first refusal to promote and utilize the new seed products developed by Party A, but cannot otherwise affect Party A’s own promotion and utilization of the said new seed product at the same time. Party A shall provide technical support to Party B’s own seed cultivation during the process of its new product development.

2.
The loan period shall be 3-year, from December 31, 2009 to December 30, 2012. (the actual date of loan issuance, the date of repayment and the actual loan amount shall be in accordance with bank statements or debtor’s receipts).

3.	For the convenience of transferring loan and repayment, Party A and B specifically designate accounts as follows:
4.
     (1). The designated account payee of Party A is Wen County Seed Research Institute, account bank is Wen County Branch of Agriculture Bank, account number is 20341087800300000031521.

     (2). The designated repayment payee of Party B is Jiaozuo Yida Vegetable Oil Co., Ltd., account bank is Jiaonan Branch of Jiaozuo City Commercial Bank, account number is 703020102000013136.

      If any of the abovementioned bank accounts is subject to changes, a written notice concerning such changes should be given to the other Party within one business day of the said change. Any losses resulting from the failure of timely notification shall be borne by the party failed to do so.

5.	Party A promises to use the loan proceeds for legitimate purposes and make repayments of the loan on time.

6.	Party B is entitled to supervise the use of proceeds of the loan as well as the financial condition of Party A.

7.
Before the loan is fully repaid, Party A shall provide a 30-day notice in advance to Party B  and unless Party A provides Party B with debt repayment plan confirmed by Party B or repay debt before the due date, Party A shall not be engaged in the following activities: contracting or leasing, merger or spin-off, shareholding reform, forming joint venture or cooperative entities, property rights transfer and sale, restructuring assets or debts, share investment in other entities as well as applying for decreasing registered capital, suspension, shutdown, dissolution, cancellation of registration, bankruptcy or providing guaranty for third party, etc.

8.
Party A shall provide a written notice to Party B within 3 days of any of the following changes of Party A：residence, correspondence address, contacting telephone number, business scope, legal representative, shareholder and organization type.

9.
If an event occurs which imposes a material adverse effect on Party A’s regular business operation or Party A’s ability to perform the contract obligations under this Agreement, Party A shall provide a written notice to Party B within 3 business days of the occurrence of the event, which includes but not limited to, material litigation proceeding, enforcement of judgment, business license suspension, bankruptcy, financial condition deterioration, etc.

10.	If any of the following events occurs in Party A, Party B is entitled to withhold loan issuance, to demand for repayment before the due date or terminate this Agreement:

(1)	Party A’s business conditions are seriously deteriorating;
(2)	Party A transfers its assets and its capital secretly to evade the debt;
(3)	Party A loses its commercial credibility;
(4)	Party A changes the use of loan arbitrarily without the consent of Party B;
(5)	Party A is unable to perform the obligations under Articles 6, 7 and 8 of this Agreement;
(6)	Other circumstances showing that Party A loses or is possible to lose the capacity of repaying the loan.

11.
If Party A is unable to repay the loan on time, a breach of contract damages that is equal to 5 ‰ per day of the overdue outstanding balance should be paid to Party B until the default is cured. If Party A fails to perform the contractual obligations under Articles 6, 7 and 8 of this Agreement, besides the remedies provided by Article 9 of this Agreement, Party B shall be entitled to damages that is equal to 5% of the principal amount of the loan.

12.
Any disputes arising from this Agreement should be resolved by negotiation at first between Party A and Party B. If the negotiation does not go through, both parties shall have the right to bring a lawsuit before the people’s court of where Party B resides that have the jurisdiction over the matter.

13.	This Agreement shall become effective on the day signatures or seals are put into the Agreement from both parties.

14.	This Agreement is in duplicate, each Party shall hold one copy of the Agreement.

Party A (Debtor):
Wen County Keyuan Seed Research Institute (corporate seal)
By: /s/ Heping Cao

Party B (Creditor):
Jiaozuo City Yida Vegetable Oil Co., Ltd. (corporate seal)
By: /s/ Hexi Feng

Date: December 25, 2009